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                                                                  Exhibit 15.1



July 22, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE: Tollgrade Communications, Inc. and subsidiaries Form S-8 (Registration No. 333-4290 and Registration No. 333-83007)
           1995 Long-Term Incentive Compensation Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan.


Commissioners:

We are aware that our report dated April 10, 2002, on our review of interim financial information of Tollgrade Communications, Inc. and subsidiaries as of and for the three month period ended March 31, 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the registration statements referred to above.

Very truly yours,



/s/ PricewaterhouseCoopers LLP